Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-234165) of MetroCity Bankshares, Inc. of our report dated March 19, 2020 relating to the consolidated financial statements of MetroCity Bankshares Inc. appearing in this Annual Report on Form 10-K of MetroCity Bankshares, Inc. for the year ended December 31, 2019

/s/ Crowe LLP

Atlanta, GA

March 19, 2020